EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2/A filed with the SEC, File #333-126051, of Markland Technologies, Inc. and Subsidiaries, of our report dated September 15, 2003, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption "Experts".

/s/ Marcum & Kliegman, LLP

MARCUM & KLIEGMAN, LLP

New York, New York

August 5, 2005